Company Contact:	Investor Relations:
James R. McKnight, Jr.	Kerry D. Massey
Chief Executive Officer	Chief Financial Officer
615-771-7575	615-771-7575

DIVERSICARE ANNOUNCES PARTNERSHIP WITH RELIANT REHABILITATION

BRENTWOOD, TN – (November 2, 2020) – Diversicare Healthcare Services, Inc. (OTCQX: DVCR) announces the selection of Reliant Rehabilitation as their therapy services provider effective November 1, 2020.
“We are committed to providing the highest quality care for our patients and residents, which includes how we view our provision of patient services and strategic partnerships. After thorough consideration, we feel that a partnership with Reliant Rehabilitation helps us in our effort to achieve our goal to provide the highest quality therapy services to our patients and residents. This partnership is a step forward in the evolution of the pursuit of our mission, core values, and service standards”, says Diversicare President and Chief Executive Officer Jay McKnight. “A partnership with Reliant will give our patients and residents access to cutting edge therapy while giving our therapy team members access to best in class training, clinical management, and career opportunities. We expect continued improvement in our quality of care along with efficiency gains in our centers. Reliant has a great reputation of providing high quality, outcomes-driven therapy services on behalf of many of our peers, and we look forward to a mutually beneficial partnership.”
Commenting on the partnership, Reliant Rehabilitation Chief Executive Officer Chris Bird said, “We are excited to partner with Diversicare, one of the country’s premier providers of post-acute care. Reliant’s therapy model and patient care mission align perfectly with Diversicare’s passion for providing best in class quality and positive experiences for every patient and resident they serve across their comprehensive portfolio of centers. This partnership aligns the respective expertise and core strengths of both providers to better address the many demands and expectations of patients/residents, family members, referral sources and payors in what is shaping up to be the post-pandemic new normal. Reliant’s proprietary PDPM clinical care protocols, as well as its robust training and compliance systems, will be instrumental in making this partnership a success while complementing what Diversicare does best.”
Diversicare has historically provided physical, occupational, and speech therapy services through a wholly-owned subsidiary, Diversicare Therapy Services. With the decision to transition to an outsourced model, the Diversicare therapists will transition to Reliant Rehabilitation where they will have access to Reliant’s clinical pathways, therapy education, career growth opportunities, and proven systems and protocols. Diversicare and Reliant are committed to a smooth transition for patients, residents and team members.

About Diversicare Healthcare Services, Inc.
Diversicare provides post-acute care services to skilled nursing center patients and residents in nine states, primarily in the Southeast, Midwest and Southwest United States. As of the date of this release, Diversicare operates 62 skilled nursing and long-term care facilities having 7,329 skilled nursing beds. For more information about the Company, visit Diversicare’s web site: www.DVCR.com.
About Reliant Rehabilitation
Reliant Rehabilitation provides outcomes-driven physical, occupational and speech therapy to over 800 skilled nursing and senior living communities in 40 states. We are dedicated to the continued growth of our therapists, quality outcomes and our partnership with the customers and communities we serve. Founded in 2002, Reliant offers value added services that complement therapy, including support for the patient-driven payment model (PDPM), compliance and audit support, data analytics, census development, cobranded collateral materials, A Year of Wellness®, Dancing with the Seniors™ and more. Founded in 2002, Reliant Rehabilitation is based in Plano, Texas.

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